Exhibit 99.1
HALIFAX ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
“Net Income continues to improve”
ALEXANDRIA, VA — October 30, 2008 — Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended September 30, 2008.
Revenues for the second quarter of fiscal 2009 were $8.9 million versus $11.9 for the same period in fiscal 2008. The revenue decline was primarily attributable to the termination of certain large nationwide enterprise maintenance contracts, including the loss of a large aeronautical manufacturing customer.
Gross profit margin for the year’s second quarter was $1.4 million, or 16% of revenues, compared to $1.6 million or, 13% of revenues, for the same period a year ago. Operating income was $347,000 for the quarter ended September 30, 2008 compared to $402,000 for the same period the prior year.
The Company reported net income of $227,000, or $0.07 per basic and diluted share for the quarter ended September 30, 2008, compared to net income of $202,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2007.
Charles McNew, President and Chief Executive Officer, stated, “Our profitability profile continues to improve. We have worked diligently to drive down our costs of service delivery which combined with the mix of new business is generating growing margins.
Cash flow is improving quarter on quarter and we have returned to positive working capital levels.
While the economic environment remains difficult and uncertain, our new service model, which has positioned the Company as a leader in global supply chain solutions for the middle market, is generating a viable means for the Company to return to market share expansion and long term growth.”
For the six months ended September 30, 2008 revenues were $17.9 million compared to $24.4 million for the same period last year. The gross profit margin was $2.9 million, or 16% of revenues, for the first half of the current year compared to $3.0 million or 12% of revenues for the first half of last year. Operating income was $664,000 for the first half of fiscal 2009 versus $722,000 for the same period a year ago. Net Income for the first half of the current year was $430,000, or $0.14 per basic and diluted share, versus $337,000, or $0.11 per basic and diluted share, for the first half of last year.

The Company will host a conference call for investors at 11 a.m. EDT on Thursday, October 30, 2008, to review the financial and operational results for the quarter. The conference call phone number is 888-898-1327 for U.S. callers and 706-679-5341 for international callers. The conference call replay will be available from 1 p.m. EDT on Thursday, October 30, 2008, to 1 p.m. EDT on Friday, October 31, 2008. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21397925.
Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

Statements of operations	For the three months ended September 30,		For the six months ended September 30,
(Unaudited)	2008	2007	2008	2007
Revenues	$8,906	$11,925	$17,923	$24,386

Cost of services	7,505	10,370	15,009	21,349

Gross Profit	1,401	1,555	2,914	3,037

Selling, marketing, general & administrative	1,054	1,153	2,250	2,315

Operating income	347	402	664	722

Other income	1	8	1	19
Interest expense	(93)	(188)	(176)	(379)

Income before income taxes	255	222	489	362

Income tax expense	28	20	59	25

Net income	$227	$202	$430	$337

Earnings per common share — basic and diluted	$.07	$.06	$.14	$.11

Weighted average number of common shares outstanding:
Basic	3,175	3,175	3,175	3,175
Diluted	3,175	3,179	3,177	3,180

Balance Sheets

	September 30, 2008	March 31, 2008
	(Unaudited)
Current assets
Cash	$550	$232
Trade accounts receivable, net	6,120	10,206
Inventory, net	3,048	3,240
Prepaid expenses and other current assets	232	220

Total current assets	9,950	13,898

Property and equipment, net	804	1,001
Goodwill and intangibles, net	3,436	3,580
Other assets	99	111

Total assets	$14,289	$18,590

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$4,033	$5,280
Deferred maintenance revenue	2,742	4,309
Current portion of long-term debt	284	276
Bank debt	2,689	4,448
Auxiliary line of credit	—	60
Income taxes payable	93	35

Total current liabilities	9,841	14,408

Other long-term debt	177	325
Subordinated debt — affiliate	1,000	1,000
Deferred income	69	99

Total liabilities	11,087	15,832

Stockholders’ equity	3,202	2,758

Total liabilities and stockholders’ equity	$14,289	$18,590